ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT is dated as of May 1, 2018, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and SUNAMERICA SENIOR FLOATING RATE FUND, INC., a Maryland Corporation (the “Company”).

WITNESSETH:

WHEREAS, the Adviser and the Company are parties to that certain Investment Advisory and Management Agreement, dated November 9, 2001 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the AIG Senior Floating Rate Fund (the “Fund”), the sole series of the Company; and

WHEREAS, the Company, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, a management fee at the annual rates set forth in the Advisory Agreement (the “Management Fee”); and

WHEREAS, the Board of Directors of the Company approved an Advisory Fee Waiver Agreement by and between the Adviser and the Company, on behalf of the Fund, and the Adviser agreed to waive a portion of its Management Fee in the amount set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. The Adviser shall waive its Management Fee under the Advisory Agreement with respect to the Fund so that the Management Fee payable by the Fund is equal to 0.69% on the first $2 billion of average daily net assets and 0.64% above $2 billion of average daily net assets.

2. This Agreement shall continue in effect through April 30, 2019, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Directors of the Company who (i) are not “interested persons” of the Company or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement. Upon termination of the Advisory Agreement with respect to the Fund, this Agreement shall automatically terminate.

3. This Agreement shall be construed in accordance with the laws of the State of New York.

4. This Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:
Name:
Title:

SUNAMERICA SENIOR FLOATING RATE FUND, INC.

By:
Name:
Title: